UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

BEACON FEDERAL BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-52826 (Commission File Number)	26-0706826 (I.R.S. Employer Identification No.)

5000 Brittonfield Parkway, East Syracuse, NY 13057
 (Address of principal executive offices)
(315) 433-0111
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 29, 2008, Beacon Federal Bancorp, Inc. (the “Company”) issued a press release disclosing that its approximate $6.8 million portfolio of Fannie Mae and Freddie Mac perpetual preferred stock were downgraded by Moody’s Investor Service on August 22, 2008 to “baa3” from “A1.” The preferred stocks remain on review by Moody’s Investor Service for possible further downgrades. The market prices of these securities have decreased significantly since the end of the Company’s second quarter. Based on closing prices on August 26, 2008, the Company estimated that the market value of its portfolio of these preferred stocks has declined by $3.0 million since June 30, 2008 to a carrying value of $2.9 million. The precise amount of losses that may be incurred on these securities for the third quarter is difficult to determine, given the significant volatility in the market values of these securities.

At June 30, 2008, the Company classified these securities as other-than-temporarily impaired (“OTTI”), due to the extent and continuous duration of the unrealized losses that then existed with respect to these securities, the inability to forecast a full recovery of their adjusted carrying cost in future periods, and other factors concerning the issuers of the securities. As a result of this classification, the Company recognized cumulative OTTI expenses of $1.0 million through June 30, 2008.

 A copy of the press release dated August 29, 2008, is included as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Shell company transactions: None

(d)	Exhibits:

Exhibit 99.1: Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON FEDERAL BANCORP, INC.

Date: August 29, 2008	By:	/s/ Darren T. Crossett
Darren T. Crossett
Senior Vice President and
Chief Operating Officer
(Duly Authorized Representative)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 29, 2008, with regard to the Company’s holdings of Fannie Mae & Freddie Mac Perpetual Preferred stock.